Exhibit 99.1

One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE
Contact: Joseph Tesoriero
Phone: (818) 879-6900
Beth Potillo
Phone: (818) 879-6733
DOLE FOOD COMPANY, INC. ANNOUNCES LAUNCH OF CREDIT FACILITIES AMENDMENTS
AND STRONG RESULTS FOR 2009
     WESTLAKE VILLAGE, California — February 2, 2010 — Dole Food Company, Inc. today announced that it has launched amendments to its senior secured credit facilities that Dole expects will reduce its interest expense, extend its maturities and provide for the redemption of the remaining $70 million principal amount of its senior notes due 2011. This will put Dole’s nearest debt maturity in 2013. Dole also announced improved operating results, with 2009 Adjusted EBITDA of $417 million, lower year-end net debt of $1.478 billion, and a reduced 2009 leverage ratio of 3.5 times. For 2008, Adjusted EBITDA was $410 million, net debt was $2.113 billion, and the leverage ratio was 5.2 times.
     David A. DeLorenzo, Dole’s President and CEO said: “Dole had another outstanding year in 2009. We continued to build on the strong operating performance achieved in 2008, generating outstanding cash flow, which allowed us to pay down a significant amount of debt. In addition, we had cash proceeds from asset sales in 2009 totaling approximately $185 million, bringing the two year total for asset sales to over $400 million — while growing EBITDA. During October 2009, we successfully completed an IPO of Dole common stock, raising $330 million of net proceeds to Dole, all of which was used to pay down debt and its related costs. In addition, in September 2009 we successfully refinanced $363 million of our 7.25% Senior Notes due 2010. We are pleased with the outstanding results achieved in 2009. Our operating results and our recent IPO have greatly strengthened our balance sheet. We are optimistic as we look forward to improving earnings and further reductions in costs and debt in 2010.”
     Dole intends to hold a conference call concerning its complete 2009 results when it files its Form 10-K with the Securities and Exchange Commission, on or before April 2, 2010.
     Dole also announced the following results for fiscal year 2009, which ended on January 2, 2010.
Selected Financial Results from Continuing Operations (Unaudited)

	Fiscal Year
	2009	2008
	(In millions)
Revenues, net	$6,779	$7,620
Operating income	352	275
Income from continuing operations before income taxes	108	99
Adjusted EBITDA	417	410

Reconciliation of income from continuing operations before income taxes to EBIT and Adjusted EBITDA (Unaudited):

	Fiscal Year
	2009	2008
	(In millions)
Income from continuing operations before income taxes	$108	$99
Interest expense	206	174

Earnings before interest and taxes (“EBIT”)	314	273
Depreciation and amortization	120	138
Net unrealized loss on derivative instruments	8	49
Foreign currency loss (gain) on vessel obligations	6	(21)
Net unrealized gain on foreign denominated instruments	—	(2)
Debt retirement costs in connection with initial public offering	30	—
Gains on asset sales	(61)	(27)

Adjusted EBITDA	$417	$410

See “Non-GAAP Measurements” below for discussion of EBIT and Adjusted EBITDA.
Revenues
     For fiscal 2009, revenues decreased 11% to $6.8 billion. The decrease was primarily due to the fourth quarter 2008 sale of our JP Fresh and Dole France ripening and distribution subsidiaries and the benefit of a 53-week year in 2008 compared to a 52-week year in 2009. In addition, lower sales in the remaining European ripening and distribution business, and in the fresh vegetables and packaged foods segments impacted revenues.
Adjusted EBITDA
     For fiscal 2009, Adjusted EBITDA increased $7 million to $417 million primarily due to higher earnings in the packaged foods segment as a result of lower costs. This benefit was partially offset by lower earnings in the fresh fruit segment primarily due to weather induced cost increases in Latin America. The European ripening and distribution business had lower earnings due to the sale of JP Fresh and Dole France, and unfavorable foreign exchange and lower pricing. The fresh vegetables segment was relatively flat compared to prior year as stronger performance in the fresh-packed vegetables business was offset by lower packaged salads earnings as a result of higher marketing spend. Earnings were also impacted in 2009 by the write-off of $5.6 million of deferred debt issuance costs primarily associated with the March 2009 amendment of our senior secured credit facilities.
Cash and Debt (Unaudited)

	January 2,	January 3,
	2010	2009
	(In millions)
Cash:
Cash and cash equivalents	$120	$91

Total Debt:
Revolving credit facility	$—	$151
Term loan facilities	739	835
Senior Notes and Debentures	767	1,100
Other debt, and debt discount*	92	118

Total Debt	$1,598	$2,204

Net Debt	$1,478	$2,113

*	includes $20 million of debt discount at January 2, 2010

Segment Information (Unaudited)

	Fiscal Year
	2009	2008
	(In millions)
Revenues from external customers
Fresh fruit	$4,711	$5,401
Fresh vegetables	1,025	1,087
Packaged foods	1,042	1,131
Corporate	1	1

	$6,779	$7,620

	2009	2008
	(In millions)
EBIT
Fresh fruit	$305	$306
Fresh vegetables	9	1
Packaged foods	106	71

Total operating segments	420	378
Corporate:
Unrealized loss on cross currency swap	(21)	(51)
Unrealized loss on foreign denominated instruments	(1)	(1)
Debt retirement costs in connection with initial public offering	(30)	—
Operating and other expenses, net	(54)	(53)

Total Corporate	(106)	(105)

Total EBIT	$314	$273

	Fourth Quarter
	2009	2008
	(In millions)
Revenues from external customers
Fresh fruit	$1,039	$1,104
Fresh vegetables	234	248
Packaged foods	256	288
Corporate	—	—

	$1,529	$1,640

	2009	2008
	(In millions)
EBIT
Fresh fruit	$65	$62
Fresh vegetables	—	10
Packaged foods	30	30

Total operating segments	95	102
Corporate:
Unrealized gain (loss) on cross currency swap	14	(30)
Unrealized gain (loss) on foreign denominated instruments	7	(4)
Debt retirement costs in connection with initial public offering	(30)	—
Operating and other expenses, net	(16)	(21)

Total Corporate	(25)	(55)

Total EBIT	$70	$47

See Exhibit 1 for further detailed information on segments.

Fourth Quarter 2009
Earnings in the fourth quarter of 2009 compared to 2008 were impacted by the benefit of an extra week in the prior year due to a 53 week year in 2008. Fourth quarter 2008 also benefited from higher fuel surcharges in North America. In addition, the fourth quarter of 2009 was impacted by incremental marketing spend associated with the national roll out of new packaged salad items and packaging, as well as lower earnings in Asia fresh fruit.
During the fourth quarter of 2009, Dole sold three box manufacturing plants and other properties in Latin America. With the closing of fourth quarter asset sales, total net cash proceeds received for 2009 attributable to asset sales were approximately $185 million.
As a result of Dole’s successful IPO in October, proceeds from asset sales and cash generated from operations, Dole’s net debt (defined as total debt less cash and cash equivalents) at the end of fiscal 2009 was $1.478 billion, a reduction of $635 million, or 30%, compared to the end of fiscal 2008.
Non-GAAP Measurements
EBIT and Adjusted EBITDA are measures commonly used by financial analysts in evaluating the performance of companies. EBIT is calculated by adding back interest expense to income from continuing operations before income taxes. Adjusted EBITDA is calculated by adding depreciation and amortization from continuing operations, adding the net unrealized loss or subtracting the net unrealized gain on certain derivative instruments (foreign currency and bunker fuel hedges and the cross currency swap), adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations, adding the net unrealized loss or subtracting the net unrealized gain on foreign denominated instruments, and by subtracting gains on asset sales from EBIT. These items have been adjusted because management excludes these amounts when evaluating the performance of Dole. For 2009, debt retirement costs in connection with Dole’s initial public offering are also added to EBIT in calculating Adjusted EBITDA. Net debt is calculated as total debt less cash and cash equivalents. Dole’s leverage ratio is calculated as total net debt divided by Adjusted EBITDA.
EBIT and Adjusted EBITDA are not calculated or presented in accordance with U.S. GAAP and EBIT and Adjusted EBITDA are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by U.S. GAAP. Further, EBIT and Adjusted EBITDA as used herein are not necessarily comparable to similarly titled measures of other companies. However, Dole has included EBIT and Adjusted EBITDA herein because management believes that EBIT and Adjusted EBITDA are useful performance measures for Dole. In addition, EBIT and Adjusted EBITDA are presented because Dole’s management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of Dole.
Dole, with 2009 net revenues of $6.8 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.
This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

Exhibit 1 (Unaudited)
Segment EBIT was significantly impacted by unrealized non-cash foreign currency exchange gains and losses and gains on assets sales, which are detailed in the tables below:

	Quarter Ended		Year Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009
	(In millions)
Fresh Fruit
Revenues, net	$1,039	$1,104	$4,711	$5,401

EBIT:
Fresh fruit products	$25	$52	$248	$256
Unrealized gain (loss) on foreign currency and fuel hedges	11	(16)	12	—
Foreign currency exchange gain (loss) on vessel obligations	—	12	(6)	21
Net unrealized gain on foreign denominated instruments	1	2	—	4
Gains on asset sales	28	12	51	25

Total Fresh Fruit EBIT	$65	$62	$305	$306

	Quarter Ended		Year Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009
	(In millions)
Fresh Vegetables
Revenues, net	$234	$248	$1,025	$1,087

EBIT:
Fresh vegetables products	$—	$10	$—	$1
Gains on asset sales	—	—	9	—

Total Fresh Vegetables EBIT	$—	$10	$9	$1

	Quarter Ended		Year Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009
	(In millions)
Packaged Foods
Revenues, net	$256	$288	$1,042	$1,131

EBIT:
Packaged foods products	$31	$28	$104	$68
Unrealized gain (loss) on foreign currency hedges	(1)	1	1	2
Net unrealized gain (loss) on foreign denominated instruments	—	1	—	(1)
Gains on asset sales	—	—	1	2

Total Packaged Foods EBIT	$30	$30	$106	$71